Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

QuadraMed Corporation

Reston, Virginia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 15, 2005, except for the final paragraph of our report which is as of April 28, 2005 and Note 20, Subsequent Event - Closing of Financial Services Division, which is as of December 12, 2005, relating to the consolidated financial statements and schedule of QuadraMed Corporation, and our report dated April 28, 2005 relating to the effectiveness of internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 25, 2005, as amended by Form 10-K/A, Amendment No. 1, filed with the SEC on April 29, 2005, and as amended by Form 10-K/A, Amendment No. 2, filed with the SEC on January 4, 2006 and in the Company’s Current Report on Form 8-K, filed with the SEC on February 3, 2006, updating the financial statements and certain other financial information in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 in connection with the shutdown of the Company’s Financial Services Division. In our report on the effectiveness of internal control over financial reporting, we disclaimed an opinion on managements’ assessment and on the effectiveness of QuadraMed Corporation’s internal control over financial reporting.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Bethesda, Maryland

February 3, 2006